EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made and entered into as of September 15, 2011 by and between Mr. John Welch (the "Seller"), 1 Clyde Street, Golf, Illinois 60029, and Islet Sciences, Inc., a Delaware corporation (the "Purchaser").

WHEREAS, the Seller is the sole record and beneficial owner of (a) 9,902,180 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of One eCommerce Corporation, a Nevada corporation (the "Company"), and (b) certain convertible promissory notes in the aggregate principal amount of $514,458 previously issued by the Company (the "Notes");

WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser the Shares and the Notes in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Shares represent 54.06% of the outstanding shares of the Company's Common Stock.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I    DEFINITIONS.

The following terms when used in this Agreement have the following respective meanings:

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Affiliate" means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "Controlled" Person, whether through ownership of voting securities, by contract, or otherwise.

"Acquisition Proposal" means any offer or proposal for, or indication of interest in, any acquisition of all or a portion of the Shares or any other assets or securities of the Company, whether by way of a purchase, merger, consolidation or other business combination.

"Articles of Incorporation" means the Articles of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Nevada on the date of this Agreement.

"Business Day" means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

"Bylaws" mean the Bylaws of the Company.

"Cash Purchase Price" means Two Hundred Fifty Thousand U.S. Dollars (US$250,000).

"Closing Date" has the meaning set forth in Section 3.1 hereof.

"Closing Deadline" has the meaning set forth in Section 5.13 hereof.

"Closing" has the meaning set forth in Section 3.1 hereof.

"Common Stock" has the meaning set forth in the recitals hereto.

"Company" has the meaning set forth in the recitals hereto.

"Company Closing Obligations" shall have the meaning as used in Section 4.2(j) hereof.

"Corporate Records" shall have the meaning as used in Section 4.2(n) hereof.

"Encumbrances" shall have the meaning as used in Section 4.1(b) hereof.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

"Indemnification" shall have the meaning as used in Section 5.7 hereof.

"Information Statement" means the information statement regarding a change in the majority of directors of the Company pursuant to Rule 14f-1 as promulgated under the 1934 Act, together with any amendments or supplements thereof.

"Knowledge" means the actual knowledge of such Person or its Affiliates.

"Lien" means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

"Material Adverse Effect" means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.

"Material Changes" shall have the meaning as used in Section 4.2(g) hereof.

"Maximum Offering" shall have the meaning as used in Section 5.14 hereof.

"Minimum Offering" shall have the meaning as used in Section 5.14 hereof.

"Minute Books" shall have the meaning as used in Section 4.2(n) hereof.

"Notes" shall have the meaning set forth in the recitals hereto.

"OTCBB" has the meaning set forth in Section 4.2(m) hereof.

"Person" means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

"Required Percentage" shall have the meaning as used in Section 5.14 hereof. "Returns" shall have the meaning as used in Section 4.2(l) hereof. "Reverse Merger Transaction" shall have the meaning as used in Section 5.14 hereof. "SEC" means the U.S. Securities and Exchange Commission.

"SEC Filings" means the Company's annual reports, quarterly reports and other publicly-available filings made by the Company with the SEC under Section 13 or Section 15(d) of the 1934 Act.

"Securities" means the Shares and the Notes.

"Shares" shall have the meaning set forth in the recitals hereto.

"Stockholders" mean the record holders of shares of the Company's Common Stock.

"Tax" or "Taxes" means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

"Warrant" shall have the meaning as used in Section 5.14 hereof.

SECTION II    PURCHASE AND SALE OF COMMON STOCK.

2.1 Purchase of Shares and Notes. At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Purchaser shall acquire from the Seller, and the Seller shall sell to the Purchaser, the Shares and the Notes for an aggregate purchase price of Two Hundred Fifty Thousand U.S. Dollars (US$250,000) (the "Cash Purchase Price").

SECTION III   THE CLOSING.

3.1 Closing. The closing of the sale of the Shares pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the "Closing") shall take place at the offices of the Purchaser's counsel, Guzov Ofsink, LLC, located at 900 Third Avenue, 5th Floor, New York, New York 10022 on the next Business Day (or such later date as the parties hereto may agree) following the satisfaction or waiver of the conditions set forth in Section VI hereof (the "Closing Date"), or at such other time or place as the parties mutually agree.

3.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following items (in addition to any other items required to be delivered to the Purchaser pursuant to any other provision of this Agreement):

(a) original certificates representing the Shares being sold by the Seller to the Purchaser pursuant to Section 2.1 hereof, duly recorded on the books of the Company, along with medallion guaranteed stock powers for such certificates duly executed in blank;

(b) the Notes duly endorsed to the Purchaser;

(c) a full and complete release by the Seller of the Company from any and all liabilities, claims and obligations, arising prior to the Closing, that the Seller may have against the Company, in a form reasonably acceptable to the Purchaser.

(d) resignations of such of the current directors and officers from their positions as directors and officers of the Company as requested by the Purchaser;

(e) duly executed corporate actions accepting any resignations pursuant to Section 3.2(c), appointing Mr. John Steel as the director, President, Chief Executive Officer, Secretary and Treasurer of the Company;

(f) all records and documents relating to the Company, wherever located, including, but not limited to, all books, records, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with the Company, to the extent such records and documents have not been previously delivered to the Purchaser; and

(g) a joint instruction letter signed by the Seller and addressed to the Escrow Agent (as defined under Section 5.13 hereof) setting forth the disbursement of the Cash Purchase Price from the Escrow Account (as defined in Section 5.13) at the Closing.

3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller (in addition to any other items required to be delivered to the Seller pursuant to any other provision of this Agreement):

(a) the payment by wire transfer of the Cash Purchase Price in immediately available funds subject to the provisions of Section 5.13 hereof;

(b) a release by the Company of the Seller from any and all liabilities, claims and obligations arising prior to the Closing that the Company may have against the Seller (the "Company Release"); provided, however, that the Company Release shall not cover any claims for which the Purchaser or Company may be indemnified hereunder; and

(c) a joint instruction letter signed by the Purchaser and addressed to the Escrow Agent setting forth the disbursement of the Cash Purchase Price from the Escrow Account at the Closing.

SECTION IV   REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of the Seller with respect to the Securities. The Seller represents and warrants to the Purchaser with respect to the Securities that:

(a) Capacity of the Seller; Authorization; Execution of Agreements. The Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. This Agreement constitutes a valid and legally binding agreement of the Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(b) Title to Securities. The Seller is the sole record and beneficial owner of the Securities and has sole managerial and dispositive authority with respect to the Securities. The Seller has not granted any person a proxy with respect to the Shares that has not expired or been validly withdrawn. The sale and delivery by the Seller of the Securities to the Purchaser pursuant to this Agreement will vest in the Purchaser legal and valid title to the Securities, free and clear of all Liens, security interests, adverse claims or other encumbrances of any character whatsoever, other than encumbrances created by the Purchaser and restrictions on the resale of the Securities under applicable securities laws ("Encumbrances").

(c) Brokers, Finders, and Agents. The Seller is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Seller or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers' or finders' fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Seller.

(d) Disclosure. The Seller acknowledges and agrees that the representations and warranties by the Seller in this Section 4.1 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. The Seller acknowledges and agrees that the Purchaser does not make and has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.3, or (ii) any statement, commitment or promise to the Seller or any of their representatives which is or was an inducement to the Seller to enter into this Agreement, other than as set forth in this Agreement.

4.2      Representations and Warranties of the Seller with respect to the Company. The Seller represents and warrants to the Purchaser, with respect to the Company, that:

(a) Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business. The Company has no subsidiaries. Except as set forth in Section 3.2(d) hereof, no corporate proceedings on the part of the Company (including the approval of the Company's Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 18,317,200 shares are issued and outstanding, and 500,000 shares of preferred stock, par value $.001 per share, none of which is issued and outstanding. Except for the Notes, the Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding. There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. There are no preemptive or similar rights granted by the Company with respect to the Company's capital stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company. The Company is not a party to, and, to the Knowledge of the Seller, without inquiry, no Stockholder is a party to, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company. The sale of the Securities to the Purchaser does not obligate the Company to issue any shares of capital stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities, by agreement with the Company, to adjust the exercise, conversion, exchange or reset price under such securities. The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable. The Seller will cause the Company not to issue, or resolve or agree to issue, any securities to any party, other than the Purchaser, prior to the Closing. The Shares represent 54.3% of the outstanding Common Stock of the Company.

(c) Status of Securities. The Securities (i) have been duly authorized, validly issued, fully paid and are nonassessable, and will be such at the Closing, (ii) were issued in compliance with all applicable United States federal and state securities laws, and will be in compliance with such laws at the Closing, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Articles of Incorporation, as amended, and will have such rights and preferences at the Closing, and (iv) are free and clear of all Encumbrances and will be free and clear of all Encumbrances at the Closing (other than Encumbrances created by the Purchaser and restrictions on the resale of the Securities under applicable securities laws).

(d) Conflicts; Defaults. The execution and delivery of this Agreement by the Seller and the performance by the Seller of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Articles of Incorporation, as amended, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which the Company is a party or by which the Company, or any of the Company's assets, is bound; (ii) result in the creation or imposition of any Encumbrances or claims upon the Company's assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e) Securities Laws. The Company has complied in all material respects with applicable federal securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as amended, as such laws, rules and regulations apply to the Company and its securities. All shares of capital stock of the Company have been issued in accordance with applicable federal securities laws, rules and regulations. There are no stop orders in effect with respect to any securities of the Company that have been communicated to the Company's transfer agent.

(f) SEC Filings. The SEC Filings, when filed, complied in all material respects with the requirements of Section 13 or Section 15(d) of the 1934 Act, as such sections were applicable as of the dates when filed, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings.

(g) Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of the business of a shell corporation consistent with past practice, and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities ("Material Changes").

(h) Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened in writing against or affecting the Company.

(i) Brokers, Finders, and Agents. The Company is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Seller or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers' or finders' fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company.

(j) Absence of Businesses and Liabilities. The Company is not engaged in any business and the Company has no liabilities or obligations of any kind or nature, except for the Notes.

(k) No Agreements. Except as set forth on Schedule 4.2(k) hereto, the Company is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on the Company after the Closing.

(l)       Taxes.

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete and the Company has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon the Company or its financial condition. The Company has paid all Taxes shown to be due on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has no material Tax deficiency outstanding, proposed or assessed against the Company, and the Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Returns of the Company by any Tax authority is known by the Company to be presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(m) OTC Bulletin Board Quotation. The Common Stock is quoted on the Over-the-Counter Bulletin Board (the "OTCBB"). There is no known action or known proceeding pending or threatened in writing against the Company by the NASDAQ or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock on the OTCBB.

(n) Corporate Records. All records and documents relating to the Company known to the Seller, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the "Corporate Records") are true, complete and accurate in all material respects. The minute books of the Company known to the Seller contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company (and any committees thereof), similar governing bodies and shareholders (the "Minute Books"). Copies of such Corporate Records of the Company and the Minute Books currently in the possession of the Company, have been heretofore delivered to the Purchaser; the original Corporate Records and Minute Books, to the extent such original Corporate Records and Minute Books exist, will be delivered to the Purchaser at Closing pursuant to Section 3.2(e).

(o) Disclosure. The Seller acknowledges and agrees that the representations and warranties by the Seller in this Section 4.2 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

4.3 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that:

(a) Organization and Standing. The Purchaser is duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business.

(b) Capacity of the Purchaser; Authorization; Execution of Agreements. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of the transactions and obligations contemplated hereby, including, without limitation, the purchase of the Securities from the Seller hereunder, have been duly authorized by all requisite corporate action of the Purchaser. This Agreement constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c) Investment Intent. The Securities being purchased hereunder by the Purchaser are being purchased for its own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. The Purchaser understands that such Securities have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states. The Purchaser further understands that the certificates representing such Securities shall bear a legend substantially similar to the following and agrees that it will hold such Securities subject thereto:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

(d) Brokers, Finders, and Agents. The Purchaser is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Seller or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers' or finders' fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Purchaser.

(e) Disclosure. The Purchaser acknowledges and agrees that the representations and warranties by the Purchaser in this Section 4.3 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. The Purchaser acknowledges and agrees that the Seller does not make and has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 4.1 and 4.2, or (ii) any statement, commitment or promise to the Purchaser or any of its representatives which is or was an inducement to the Purchaser to enter into this Agreement, other than as set forth in this Agreement.

4.4 Rule 144. The Purchaser acknowledges that the Securities it will be purchasing must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser further acknowledges and agrees that: (i) the Company is currently a "shell company" as defined under SEC rules, (ii) the Securities being acquired by the Purchaser were originally issued by the Company to the Seller when the Company was a "shell company," and (iii) the resale of the Securities are subject to the satisfaction of additional conditions and requirements under Rule 144(i)(2) applicable to the shares of "shell companies" and "former shell companies."

SECTION V    COVENANTS OF THE PARTIES.

5.1 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary SEC filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits and authorizations. Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to: (i) take any action(s) that would result in Material Adverse Changes in the benefits to the Seller on the one hand or to the Purchaser on the other of this Agreement, or (ii) dispose of any material assets or make any material change in its business other than as contemplated by this Agreement, or (iii) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

5.2 Certain Filings; Cooperation in Receipt of Consents.

(a) The Seller and the Purchaser shall reasonably cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(b) The Company shall timely file all reports required to be filed by it pursuant to Section 13 of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Closing.

5.3 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, shall not issue any such press release or make any such public statement prior to such consultation.

5.4 Access to Information; Notification of Certain Matters.

(a) From the date hereof to the Closing and subject to applicable law, the Seller shall

(i)  give to the Purchaser or its counsel reasonable access to the books and records of the Company, and

(ii)  furnish or make available to the Purchaser and its counsel such financial and operating data and other information about the Company as such Persons may reasonably request.

(b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i)  any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5 Board of Directors and Officers. The Seller shall cause the Company to appoint the designee of the Purchaser listed in Section 3.2(d) to the Board of Directors at the Closing and obtain any necessary resignations from members of the Board of Directors so that immediately after the effectiveness of the Information Statement the Board of Directors shall consist of the designee of the Purchaser listed in Section 3.2(d). At the Closing, the Seller shall cause the officers of the Company to resign and shall cause the Board of Directors of the Company to appoint the designee of the Purchaser listed in Section 3.2(d) as the officer of the Company.

5.6 Interim Operations of the Company. During the period from the date of this Agreement to the Closing, the Seller shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Seller shall not permit the Company to do any of the following without the prior consent of the Purchaser: (i) amend or otherwise change its Articles of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of the Company prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, or except for the Company Closing Obligations, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, or except for the Company Closing Obligations, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xii) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xiii) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination, or (xiv) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Purchaser.

5.7 Indemnification. The Seller hereby agrees to indemnify and hold harmless the Purchaser and the Company (the "Indemnified Parties") from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys' fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Parties due to or arising out of any breach or inaccuracy of any representation or warranty of the Seller under Sections 4.1 and 4.2 hereof, or any covenant, agreement or obligation of the Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby ("Damages"), for a period of twelve (12) months from the Closing Date (the "Indemnification," and the period herein is referred to as the "Indemnification Period"). The Seller shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Parties after the expiration of the Indemnification Period; provided, however, that the obligations of the Seller under the Indemnification shall remain in full force and effect in respect of any claims for Damages which are made prior to, and remain pending at, the expiration of the Indemnification Period. The indemnification provided by this Section 5.7 shall be the sole pecuniary remedy of the Indemnified Parties for any Damages; provided, however, that no remedies of the Indemnified Parties for any breach by the Seller of the representations and warranties contained in Section 4.1 shall be limited in any way by this Section 5.7.

5.8 Information Statement. The Seller shall cause the Company to file the Information Statement with the SEC, and to mail the Information Statement to its Stockholders, not later than on or before the Closing Date. The Information Statement shall be prepared by the Purchaser's counsel, and prior to filing with the SEC, shall be subject to the Seller' review and comment.

5.9 Stockholder Filings. The Purchaser and the Seller shall, at their own cost and expense, make any stockholder filings with the SEC to the extent, and in the time period, required by SEC rules as a result of the transactions contemplated by this Agreement.

5.10 Post-Closing 8-K. Following the Closing, the Purchaser shall, at its own cost and expense, cause the Company to timely file a Current Report on Form 8-K with the SEC disclosing the purchase of the Securities and any other information required in connection therewith, including the completion of the Reverse Merger Transaction (as defined under Section 5.14 hereof) and any financing to be completed by the Company in connection with the Reverse Merger Transaction.

5.11 Interim Actions of the Parties.

(a) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Seller nor any of its respective Affiliates shall, directly or indirectly (i) take any action to solicit or initiate any Acquisition Proposal, or (ii) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Purchaser and its Affiliates) that may be considering or has made an Acquisition Proposal.

(b) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Seller, the Purchaser, nor any of their respective Affiliates shall engage directly or indirectly in any transaction involving any of the securities of the Company other than as contemplated by this Agreement. This Section 5.11(b) shall not restrict the right of the Purchaser to purchase additional shares of Common Stock from the Company as part of the Reverse Merger Transaction.

5.12 Payment of Liabilities. Prior to or at the Closing, the Seller shall pay, or shall cause the Company to pay, in full each of the Company Closing Obligations, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement.

5.13 Deposit. The Purchaser and the Seller acknowledge that the Cash Purchase Price was deposited into an escrow account ("Escrow Account") by the Purchaser pursuant to an Escrow Agreement between the Purchaser, the Seller and Guzov Ofsink, LLC (the "Escrow Agent") dated September 15, 2011 (the "Escrow Agreement"), and that $20,000 of the Cash Purchase Price so deposited is considered to be the Deposit under this Section 5.13. The Deposit shall be disbursed from the Escrow Account and paid: (i) to the Seller, if the transactions contemplated by this Agreement fail to close on or before September 30, 2011 (the "Closing Deadline"), provided, however, that such failure to close the transactions contemplated by this Agreement by the Closing Deadline, as extended, has not been due to a material breach of any representation, warranty, covenant, agreement or obligation of the Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby by the Seller (the "Seller's Breach"), (ii) to the Purchaser together with the balance of the Cash Purchase Price, if the transactions contemplated by this Agreement fail to close because of the Seller's Breach, or (iii) to the Seller together with the balance of the Cash Purchase Price, if the transactions contemplated by this Agreement close. The Deposit shall be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement, and the Cash Purchase Price shall be held and disbursed pursuant to the terms of the Escrow Agreement, this Agreement and the joint instruction letter delivered by the parties under Sections 3.2(f) and 3.3(c) hereof.

5.14 Reverse Merger Transaction and Financing. (a) Following the Closing, the Purchaser shall cause the Company to enter into a merger or share exchange agreement ("Exchange Agreement") with the Purchaser pursuant to which the Company will acquire all of the outstanding equity interests of the Purchaser in exchange for the issuance of shares of the Company's Common Stock to the stockholders of the Purchaser ("Reverse Merger Transaction"). The Company shall complete an equity or debt financing with the gross proceeds of at least $1,000,000 (the "Minimum Offering") and up to $4,000,000 (the "Maximum Offering") simultaneously with the Reverse Merger Transaction. At the closing of such financing, the Purchaser shall cause the Company to issue to the Seller shares of Common Stock representing 3% of the Outstanding Shares, as defined below (the "Required Percentage"), after giving effect to the issuance of shares of Common Stock in the financing. The Purchaser and the Seller hereby acknowledge that the Company may conduct multiple closings to complete the Maximum Offering. At each such closing of the Maximum Offering, the Purchaser shall cause the Company to issue to the Seller additional shares of Common Stock so that at each such issuance the Seller shall own the Required Percentage.

(b) The number of shares of Common Stock issuable to the Seller under this Section 5.14 shall be adjusted for any stock dividends, forward and reverse stock splits. For each reverse split conducted by the Company after the Reverse Merger Transaction and prior to the closing of the Maximum Offering, the Purchaser shall convey to the Seller, or cause the Company to issue to the Seller additional shares of common stock so that the shares issued to the Seller under Section 5.14(a) plus such additional shares shall be equal to the Required Percentage. In addition, a warrant (the "Warrant") shall be issued entitling the Seller to purchase, at par value, additional shares of Common Stock at each time that the Company receives any equity or convertible debt investment such that the Seller shall be able to own not less than 3% of the Outstanding Shares at all times up to the point at which the Company has closed the Maximum Offering. The Warrant shall have a net exercise feature as well as a term of five years and buy-in protection and liquidated damages provisions in the event that the Company shall not use commercially reasonable efforts to deliver common stock to the holder of the Warrant within five (5) business days of the exercise. For the purpose of this agreement, "Outstanding Shares" shall mean the total of all the outstanding shares of the Company's Common Stock plus all Convertible Instruments of the Company. "Convertible Instruments" shall mean all shares of Common Stock into which any convertible preferred stock, convertible notes, convertible debentures or any other instrument that may be converted into or exchanged.

SECTION VI   CONDITIONS.

6.1 Conditions to the Obligations of Each Party. The obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

(b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.

6.2 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and in all material respects at and as of the time of the

Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and

6.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Closing;

(b) The Information Statement has been filed with the SEC.

(c) The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and

(d) The Shares being sold to the Purchaser hereunder for the Purchase Price shall represent 54.06% of the issued and outstanding shares of the Company's Common Stock.

SECTION VII TERMINATION.

7.1      Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Purchaser and the Seller;

(b) by either the Purchaser or by the Seller, if

(i) the transactions contemplated by this Agreement shall not have been consummated by the Closing Deadline as extended pursuant to Section 5.13 hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the Closing Deadline; or

(ii) a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either the Seller or the Purchaser from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.

(c)           by the Purchaser:

(i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.3 not to be satisfied, and any such condition is incapable of being satisfied by the Closing Deadline or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Purchaser to the Seller.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, except as set forth in Sections 5.13 and 7.3 hereof, there shall be no liability or obligation on the part of the Purchaser or the Seller, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of this Section 7.2, Section 7.3 and Section VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, no parties shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement. Upon termination of this Agreement, the Deposit shall be disbursed pursuant to the terms of the Escrow Agreement and Section 5.13 of this Agreement.

7.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

SECTION VIII MISCELLANEOUS.

8.1 Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties hereto. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

8.2 Entire Agreement. This Agreement (together with any Schedules and/or any Exhibits hereto) by and between the Seller and the Purchaser, the Escrow Agreement and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written with respect to the subject matter hereof.

8.3 Governing Law and Submission to Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to the principles of conflicts of law thereof. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in New York County, New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of New York as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.4 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement including necessary Company's filings with the SEC with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

8.5 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Seller:	John Welch 1 Clyde Street Golf, Illinois 60029 E-mail: investor60606@yahoo.com

if to the Purchaser	Islet Sciences, Inc. 8110 Playa Del Oro La Jolla, California 92037 E-mail: steeliv@gmail.com Attn: John Steel

with a copy to:	Guzov Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren L. Ofsink, Esq.
Facsimile: (212) 688-7273

And

Any party by written notice to the other may change the address or the persons to whom notices or copies thereof shall be directed.

8.6 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The signature pages hereto in facsimile copy or other electronic means, including e-mail attachment, shall be deemed an original for all purposes.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Seller may not assign or transfer its rights hereunder without the prior written consent of the Purchaser, and the Purchaser may not assign or transfer its rights under this Agreement without the consent of the Seller.

8.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

8.9 Schedules. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

8.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

8.11 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

THE PURCHASER:

ISLET SCIENCES, INC

By:
Name: John Steel
Title: President

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

THE SELLER:

John Welch

THE PURCHASER:

ISLET SCIENCES, INC